Exhibit 23.1

To Whom It May Concern:

We do hereby consent to the incorporation by reference into the Post- Effective Amendment to the Registration Statement of VenHub Global, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated March 24, 2026, on the consolidated balance sheet of VenHub Global, Inc. as of December 31, 2025, and the related statements of operations, changes in stockholder’s deficit and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

November 04, 2026

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com